EXHIBIT 21
NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES
______________________________

SUBSIDIARIES OF THE REGISTRANT
AS OF OCTOBER 31, 2019

STATE OR COUNTRY IN WHICH SUBSIDIARY ORGANIZED

Subsidiaries that are 100% owned:
Navistar, Inc.	Delaware
International of Mexico Holding Corporation	Delaware
Subsidiaries that are less than 100% owned, but considered to be a significant subsidiary:
Navistar Financial, S.A. de C.V. SOFORM E.R.	Mexico
Subsidiaries that are 100% owned by Navistar, Inc.:
Navistar Financial Corporation	Delaware
IC Bus, LLC	Arkansas
Subsidiaries that are 100% owned by Navistar Financial Corporation:
Truck Retail Accounts Corporation	Delaware
Navistar Financial Services Corporation	Delaware
Subsidiaries that are 100% owned by International of Mexico Holding Corporation:
Navistar International B.V.	Netherlands
International Truck and Engine Corporation Cayman Islands Holding Company	Cayman Islands
Subsidiaries that are less than 100% owned by Navistar International B.V., but considered to be a significant subsidiary:
Navistar Canada ULC	Canada
Navistar International Truck Mexico, S. de R.L. de C.V.	Mexico
Subsidiaries that are less than 100% owned by Navistar International Truck Mexico, S. de R.L. de C.V., but considered to be a significant subsidiary:
Navistar International Mexico, S. de R.L. de C.V.	Mexico
Subsidiaries that are less than 100% owned by Navistar International Mexico, S. de R.L. de C.V., but considered to be a significant subsidiary:
Navistar Mexico, S. de R.L. de C.V. (f/k/a Camiones y Motores International de Mexico, S.A. de C.V.)	Mexico
Subsidiaries that are less than 100% owned by International Truck and Engine Corporation Cayman Islands Holding Company, but considered to be a significant subsidiary:
Blue Diamond Parts, LLC	Delaware
Subsidiaries not shown by name in the above listing, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

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